Universal Insurance Holdings, Inc. Declares a 20 Cent
Year-End Dividend

Fort Lauderdale, FL, November 6, 2008 - Universal Insurance Holdings, Inc. (“Company”) (NYSE Alternext US: UVE), a vertically integrated insurance holding company, announced today that its board of directors declared a $0.20 year-end dividend on its common stock, payable on December 17, 2008 to shareholders of record on December 2, 2008.

The board of directors’ decision to declare a dividend at this time reflects the Company's positive results and profits through the third quarter ended September 30, 2008 and management’s assessment of the Company’s current business and corporate needs. The Company expects to undertake a similar assessment toward the end of each fiscal year to determine whether a year-end dividend is feasible. The Company’s board of directors will continue to evaluate paying future dividends on a quarter-by-quarter basis. Future cash dividends are necessarily subject to business conditions, the Company’s financial position, and requirements for working capital and other corporate purposes.

About Universal Insurance Holdings, Inc.

The Company is a vertically integrated insurance holding company operating solely in the state of Florida. Through its subsidiaries, the Company is currently engaged in insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), which generates revenue from the collection and investment of premiums, is one of the top five leading writers of homeowners insurance in the state of Florida and has aligned itself with well respected service providers in the industry.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include, but not be limited to, projections of revenues, income or loss, expenses, plans, and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described in forward-looking statements.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com